UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
April 19, 2006

Date of Report (Date of earliest event reported)
OSI PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-15190	13-3159796

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
41 Pinelawn Road
Melville, NY 11747
(Address of principal executive offices)
(631) 962-2000
(Registrant’s telephone number, including area code)
N/A
(Former name or former address,
if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry Into A Material Definitive Agreement.
SIGNATURE

ITEM 1.01. Entry Into A Material Definitive Agreement.
Director Compensation
     Annual Retainer Fee
     On April 19, 2006, the Compensation Committee (the “Committee”) of the Board of Directors of OSI Pharmaceuticals, Inc. (“OSI” or the “Company”) revised OSI’s policy regarding the annual retainer fee payable to its non-employee directors. Previously, non-employee directors received 50 percent of their annual retainer fee in the form of OSI restricted stock, and could elect to receive all or a portion of the remaining 50 percent of the annual retainer fee in restricted stock. Effective June 14, 2006, each director shall receive the annual retainer fee solely in cash.
     The amount of the annual retainer fee remains unchanged from the prior policy. Each non-employee director receives an annual retainer fee of $50,000. The Chairman of the Board and the Chair of the Audit Committee are paid an additional annual retainer fee of $100,000 and $40,000, respectively, in recognition of their increased responsibility and service. Each other non-employee director who serves as a member of the Audit Committee is paid an additional annual retainer fee of $25,000, and each non-employee director who serves as a member of any other Board committee, but is not a member of the Audit Committee, is paid an additional annual retainer fee of $12,500.
     Option Grants and Restricted Stock Awards
     Each individual who becomes a director on or after June 14, 2006 will receive an initial option to purchase 25,000 shares of common stock and an award of 8,500 shares of restricted stock or restricted stock units under OSI’s Amended and Restated Stock Incentive Plan (the “Stock Incentive Plan”) upon his or her initial election to the Board. A restricted stock unit is the right to receive a share of common stock provided certain vesting terms are met. Each individual who became a director on or after January 1, 2003 but prior to June 14, 2006 received an initial option to purchase 50,000 shares of common stock. The current Chairman of the Board received an additional option to purchase 50,000 shares of common stock upon his initial election as Chairman. Future appointees to the position of Chairman of the Board will receive an additional option to purchase 25,000 shares of common stock and an award of 8,500 shares of restricted stock or restricted stock units upon his or her initial election as Chairman.
     In addition to the initial equity awards, non-employee directors receive annual equity grants under the Stock Incentive Plan. Effective June 14, 2006, non-employee directors, with the exception of the Chairman of the Board, will receive an option to purchase 3,000 shares of common stock and an award of 1,500 shares of restricted stock or restricted stock units upon his or her re-election for a one-year Board term. The Chairman will receive an option to purchase 6,000 shares of common stock and an award of 3,000 shares of restricted stock or restricted stock units upon re-election for a one-year Board term. Individuals who first became non-employee directors after June 13, 2001 but prior to June 14, 2006 received an option award to purchase 7,500 shares of common stock upon each re-election for a one-year Board term, with the

2

exception of the Chairman of the Board, who received an option award to purchase 15,000 shares of common stock upon each re-election for a one-year term.
     The restricted stock or restricted stock units will vest annually over four years from the date of grant. All initial and annual option awards granted on or after June 14, 2006 will vest one-fourth upon the first anniversary of their date of grant, with the remainder vesting ratably on a monthly basis over the succeeding 36 months. All initial and annual option awards granted on and after January 1, 2003 but prior to June 14, 2006 vested one-third upon the first anniversary of their date of grant, with the remainder vesting ratably on a monthly basis over the succeeding 24 months. The exercise price of all option awards is equal to 100% of the fair market value of the underlying common stock on the date of grant. The option awards granted on or after June 14, 2006 will expire on the seventh anniversary of their respective grant dates, subject to the earlier expiration upon the occurrence of certain events set forth under the terms of the Stock Incentive Plan, and the option awards granted prior to June 14, 2006, expire on the tenth anniversary.

3

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 25, 2006	OSI PHARMACEUTICALS, INC.
	By:	/s/ Barbara A. Wood
Barbara A. Wood
Vice President, General Counsel and Secretary